Exhibit 4(c).16
Dated 16 May 2006
NATIONAL GRID PLC
DEFERRED SHARE PLAN

Directors’ Adoption:	16 May 2006

Expiry Date:	16 May 2016
Linklaters
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref 01/145/S Diosi

The National Grid plc Deferred Share Plan
Rules
1	Meaning of words used

1.1	In these Rules:

“Acquiring Company” means a person who obtains Control of the Company;

“ADS” means an American depository share representing ordinary shares of the Company;

“Associated Company” means any company which is associated with the Company (within the meaning of Section 416 of the Income and Corporation Taxes Act 1988);

“Award Date” means the date on which the Committee determines a Bonus Award under Rule 4.1;

“Bonus Award” means an award of cash payable under any annual bonus scheme operated by the Company and determined by the Committee as linked to this Plan, or a Conditional Award made to a Participant in accordance with this Plan;

“Committee” means a Committee or Committees duly authorised to operate the Plan and in the case of directors of the Company shall mean the Remuneration Committee or a duly authorised committee thereof;

“Company” means National Grid plc;

“Conditional Award” means a conditional right to receive Shares granted under the Plan;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

“Employee” means any executive director or employee of the Company or any Subsidiary who is an executive director or employee on the Award Date;

“Group Company” means:
•	the Company; and

•	its Subsidiaries from time to time; and

•	any Associated Company;
“Participant” means a person who has been selected to participate in the Plan under Rule 2.2 (or his personal representatives);

“Plan” means this plan known as “The National Grid plc Deferred Share Plan”;

“Rules” means these rules as amended from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or where the context requires ADSs;

“Subsidiary” means any company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means a Participant becoming entitled to have the Shares comprised in his Conditional Award transferred to him subject to these Rules, which will normally be three years after the Award Date unless the Committee decides otherwise and “Vest” shall be construed accordingly;

“Vesting Period” means the period between the Award Date and Vesting.

2	Operation of the Plan

2.1	Timing of Operation

The Committee may operate the Plan at any time between the date on which the Committee adopts the Plan and the 10th anniversary of that date.

2.2	Selection of Participants

In relation to any operation of the Plan the Committee may select any Employees to participate in the Plan.

2.3	Conditions

The making of Bonus Awards may be subject to the satisfaction of any conditions set by the Committee. Those conditions may be amended or waived by the Committee in its discretion.

2.4	Award over ADSs

The Committee may determine that a Conditional Award will be made in respect of ADSs and references in these Rules to Shares and Conditional Awards shall be construed accordingly.

3	Leaving employment before the Award Date

If a Participant ceases to be an Employee before the Award Date, a Conditional Award will not be made to the Participant.

4	Bonus Awards

4.1	Determining Bonus Awards

The Committee will, as soon as practicable following the end of a financial year in which the Plan is operated, determine:
4.1.1	the amount of the Bonus Award in respect of each Participant; and

4.1.2	the proportion of the Bonus Award which will be in the form of a Conditional Award.
The determination under this Rule 4.1 will be the Award Date.

4.2	Grant of Conditional Awards
4.2.1	The Committee will grant a Conditional Award on the Award Date to such Employees as it, in its sole discretion, considers appropriate.

4.2.2	A Conditional Award will be in respect of such number of Shares that can be acquired on the Award Date with the proportion of the Bonus Award (on a gross basis) which is determined to be in the form of a Conditional Award in accordance with Rule 4.1.2. Any fractional amounts shall be rounded down.

4.2.3	Each Participant will receive a certificate setting out the terms of the Conditional Award as soon as practicable after the Award Date. The certificate may be the deed referred to in Rule 5.1 (Terms of Conditional Awards) or any other document. If any certificate is lost or damaged, the Company may replace it on such terms as it decides.

4.2.4	A Participant is not required to pay for the grant of a Conditional Award.
5	Conditional Awards

5.1	Terms of Conditional Awards

Conditional Awards are subject to the Rules of the Plan and must be granted by deed. The terms of the Award, as determined by the Committee, must be specified in the deed and must include:
5.1.1	the Award Date;

5.1.2	the number of Shares subject to the Conditional Award;

5.1.3	the date of Vesting; and

5.1.4	whether the Participant is entitled to receive any cash or shares under Rule 6.4 (Dividend equivalent).
5.2	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award until the Shares are issued or transferred to the Participant.

5.3	Transfer

A Participant may not transfer, assign or otherwise dispose of a Conditional Award or any rights in respect of it. This rule 5.3 does not apply:
5.3.1	to the transmission of a Conditional Award on the death of a Participant to his personal representatives; or

5.3.2	to the assignment of a Conditional Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.
6	Vesting of Conditional Awards

6.1	Timing of Vesting

Subject to Rules 7 (Leaving the Group before Vesting) and 9 (Takeovers and restructurings) a Conditional Award Vests on the date of Vesting set by the Committee on the grant of the Conditional Award or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply.

6.2	Lapse

If a Conditional Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

6.3	Consequences of Vesting

As soon as practicable after Vesting, the Committee will arrange (subject to rule 11.2 (Withholding)) for the transfer to or to the order of the Participant of the number of Shares in respect of which the Conditional Award has Vested.

6.4	Dividend equivalent

A Conditional Award will, unless the Committee otherwise decides, include the right to receive an amount equal in value to the dividends which were payable on the number of Vested Shares during the Vesting Period (“dividend equivalents”), subject to rule 11.2 (Withholding). This amount may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to any relevant Participant as soon as practicable after Vesting.

6.5	Cash alternative

The Committee may decide to satisfy a Conditional Award by paying an equivalent amount in cash (subject to rule 11.2 (Withholding)).

7	Leaving the Group before Vesting

7.1	General rule on leaving employment

Unless rule 7.2 applies, a Conditional Award will Vest on the date the Participant ceases to be an employee or director of a Member of the Group.

7.2	Leaving for gross misconduct

If a Participant ceases to be an employee or director of a Member of the Group as a result of gross misconduct, then his Conditional Awards will immediately lapse.

7.3	Meaning of “ceasing to be an employee or director”

For the purposes of this rule 7, a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 7 days of employment ceasing.

8	Variations in share capital, demergers and special distributions

8.1	Adjustment of Conditional Awards

If there is:
8.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

8.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

8.1.3	a special dividend or distribution

the Committee may adjust the number or class of Shares or securities comprised in a Conditional Award on such basis as it, in its sole discretion, considers appropriate.

8.2	Notice

The Company will notify Participants of any adjustment made under this rule 8.

9	Takeovers and restructurings

9.1	Takeovers
9.1.1	Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, unless the Committee decides otherwise, each Conditional Award Vests, subject to rule 9.1.2, on the date the person obtains Control.

9.1.2	A Conditional Award will not Vest under rule 9.1.1 but will be exchanged under rule 10 (Exchange of Conditional Awards) to the extent that:
(i)	an offer to exchange the Conditional Award is made and accepted by a Participant; or

(ii)	the Committee, with the consent of the Acquiring Company, decides before the person obtains Control that the Conditional Award will be automatically exchanged.
9.2	Schemes of arrangement
9.2.1	When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, unless the Committee decides otherwise, a Conditional Award Vests, subject to rule 9.2.2 on the date of court sanction. This rule applies to a court sanction under Section 425 of the Companies Act 1985 or equivalent procedure under local legislation.

9.2.2	A Conditional Award will not Vest under rule 9.2.1 but will be exchanged under rule 10 (Exchange of Conditional Awards) to the extent that:
(i)	an offer to exchange the Conditional Award is made and accepted by a Participant; or

(ii)	the Committee, with the consent of the Acquiring Company, decides before the person obtains Control that the Conditional Award will be automatically exchanged.
9.3	Demergers or other corporate events
9.3.1	If the Committee becomes aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rules 9.1 (Takeover), or 9.2 (Schemes of arrangement) which, in the opinion of the Committee would affect the current or future value of any Conditional Award, the Committee may allow a Conditional Award to Vest but only subject to any conditions the Committee may decide to impose.

9.3.2	The Company will notify any Participant who is affected by the Committee exercising their discretion under this rule.

9.4	Committee

In this rule, “Committee” means (a) in relation to directors who participate in the Plan, those people who were members of the Remuneration Committee immediately before the change of Control; and (b) in relation to employees (who are not directors) who participate in the Plan, those people who were members of the Committee immediately before the change of Control.

10	Exchange of Conditional Awards

10.1	Timing of exchange

Where a Conditional Award is to be exchanged under rule 9 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

10.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Conditional Award, the new award:
10.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

10.2.2	must be subject to terms which are and have a value which is equivalent, as far as practicable, to the existing Conditional Award, subject to rule 10.2.4;

10.2.3	is treated as having been acquired at the same time as the existing Conditional Award and, subject to rule 10.2.4, Vests in the same manner and at the same time;

10.2.4	must be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Conditional Award which would have Vested under rule 9.1 or 9.2;

10.2.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or another body corporate determined by the Acquiring Company.
11	General

11.1	Documents sent to Shareholders

The Company may send to Participants copies of the annual summary of financial statements and any other documents which the Company is required to send to its shareholders.

11.2	Withholding

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions or other appropriate levies in respect of Conditional Awards. These arrangements may include the sale or reduction in number of Shares unless the Participant discharges the liability himself.

11.3	Discretionary nature of the Plan
11.3.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship with any Group Company of any Employee, Participant or any other person (“Employee”). The fact that one or more Bonus Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

11.3.2	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in any Bonus Award does not imply any right to participate, or to be considered to participate in any future Bonus Award.

11.3.3	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

11.3.4	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
11.3.5	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

11.3.6	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

11.3.7	For the avoidance of doubt, this Rule will apply:
(i)	throughout any Employee’s employment;

(ii)	where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful); and

(iii)	following the termination of his employment.
11.4	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the Plan Rules or in any dispute relating to any matter relating to the Plan will be final and conclusive.

11.5	Costs

The costs of introducing and administering the Plan will be borne by the Company.

11.6	Regulations

The Committee will have power from time to time to make or vary regulations for the administration and operation of the Plan provided that the same are not inconsistent with these Rules.

11.7	Bonus Awards non-pensionable

Except for US participants, Bonus Awards will not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

11.8	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.9	Consents

All allotments and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

11.10	Articles of Association

Any Shares acquired or to be acquired under the Plan will be subject to the Articles of Association of the Company from time to time in force.

11.11	Notices

Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be:
(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;
or in either case such other address which the Company considers appropriate.
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.
Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.
Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11.12	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Group Company and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:
11.12.1	administering and maintaining Participant’s records;

11.12.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.12.3	providing information to future purchasers of the Company or the business in which the Participant works; and

11.12.4	transferring information about the Participant to a country or territory outside the European Economic Area.
12	Amendments and Termination

12.1	Committee’s powers of amendment

The Committee may at any time alter, vary or add to the provisions of the Plan in any respect.

12.2	Employees’ share schemes

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 743 of the Companies Act 1985.

12.3	Notice

As soon as reasonably practicable after making any alteration to the Plan, the Committee may give written notice to any Participant.

12.4	Termination of the Plan

The Committee may terminate the Plan at any time, and it will terminate on 16 May 2016. The termination of the Plan will not affect existing Bonus Awards.

13	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Group Company and all Participants shall submit to the non-exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

SCHEDULE 1
USA
1	The rules of this Schedule are made under and amend and supplement the terms of The National Grid Plc Deferred Share Plan (the “Plan”). The rules of this Schedule are intended to comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“IRC”), and apply to those Participants subject to U.S. taxation (“U.S. Participants”).

2	With respect to U.S. Participants, the definition of “Control” under Rule 1.1 and 9 of the Plan are amended and restated as follows:
“Control” shall mean a permissible payment event under IRC Section 409A and Section 1.409A-3(g)(5) of the U.S. Treasury Regulations.
3	With respect to U.S. Participants, Rule 6.3 of the Plan is amended and restated as follows:
As soon as practicable after Vesting, the Committee will arrange (subject to rule 11.2 (Withholding)) for the transfer to or to the order of the Participant of the number of Shares in respect of which the Conditional Award has Vested. Notwithstanding anything to the contrary, to the extent a U.S. Participant is determined to be a “specified employee” for the purposes of Section 409A (as described in Section 1.409A-1(i) of the proposed U.S. Treasury Regulations), in the case where rule 7 below applies such U.S. Participant may not have the Shares transferred to him prior to the expiration of 6 months after the date on which he ceases to be a director or employee of a Group Member.
4	With respect to U.S. Participants, Rule 7.3 of the Plan is amended and restated as follows:
For the purposes of this rule 7, a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 7 days of employment ceasing. Such cessation in each case shall be a permanent separation from service (i.e., the U.S. Participant has no statutory or contractual right to reemployment).
5	With respect to U.S. Participants, Rule 9.2.1 of the Plan is amended and restated as follows:
When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, unless the Committee decides otherwise, a Conditional Award Vests, subject to rule 9.2.2 on the date of court sanction. This rule applies to a court sanction under Section 425 of the Companies Act 1985 or equivalent procedure under local legislation. Notwithstanding the foregoing, a Conditional Award will vest only if the compromise or arrangement constitutes a permissible payment event under IRC Section 409A and Section 1.409A-3(g)(5) of the U.S. Treasury Regulations.
6	With respect to U.S. Participants, Rule 9.3 of the Plan is deleted.

7	Deferral of Awards into the Deferred Compensation Plan

The transfer of Shares in satisfaction of a Conditional Award may be deferred to a date later than the date of Vesting (the “Deferral Period”) by a Participant in the National Grid Deferred Compensation Plan (the “DCP’), consistent with an election made under, and pursuant to the terms of, the DCP. The DCP shall provide that in lieu of receiving Shares at the end of the Deferral Period, the number of Shares that would have been received at that time may be deferred under the DCP.